SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑ Definitive Proxy Statement
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LENNAR CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000
Notice of 2005 Annual Meeting of Stockholders
March 29, 2005
To the Stockholders of Lennar Corporation:
      This is to notify you that the 2005 Annual Meeting of Stockholders of Lennar Corporation will be held at our offices at 700 Northwest 107th Avenue, Second Floor, Miami, Florida 33172 on March 29, 2005, at 11:00 a.m. Eastern Time, for the following purposes:

1.	To elect three Directors to a term that expires at our 2008 Annual Meeting of Stockholders;

2.	To act on a stockholder proposal regarding environmental matters; and

3.	To act upon any other matter that may properly come to a vote at the meeting.
      Only stockholders of record at the close of business on February 11, 2005 will be entitled to notice of and to vote at the meeting or any adjournment of the meeting. Our transfer books will not be closed.
      We cordially invite you to attend the annual meeting in person. However, whether or not you plan to attend the meeting in person, it is important that your shares are represented at the meeting. We ask that you either vote your shares or return the enclosed proxy card at your earliest convenience. You may revoke your proxy at any time before its use.

By Order of the Board of Directors

Waynewright Malcolm
Vice President and Treasurer
Miami, Florida
March 4, 2005

Proxy Statement
Solicitation and Revocation of Proxy
Record Date
Shares Outstanding and Voting Rights
How to Vote
Counting Votes
Voting Requirements
Cost and Method of Solicitation
Principal Stockholders
Stock Ownership of Our Management
Our Board of Directors
Executive Compensation
Compliance with Section 16(a) of the Exchange Act
Related Party Transactions -- Transactions with LNR Property Corporation
Independent Registered Public Accounting Firm
Report of the Audit Committee
Proposal 1 -- Election of Directors
Proposal 2 -- Stockholder Proposal Regarding Environmental Matters
Other Matters
Stockholder Proposals and Nominations for Director
Stockholder Communication with the Board of Directors
CODE OF BUSINESS CONDUCT AND ETHICS

700 Northwest 107th Avenue
Miami, Florida 33172
(305) 559-4000
Proxy Statement
Solicitation and Revocation of Proxy
      Our Board of Directors is soliciting the accompanying proxy. In accordance with the unanimous recommendation of our Board of Directors, the individuals named in the proxy will vote all shares represented by proxies in the manner designated or, if no designation is made, they will vote the proxies in the following manner:

(1)	FOR each of the three nominees for Director named in this proxy statement;

(2)	AGAINST the stockholder proposal regarding environmental matters; and

(3)	In their best judgment with respect to any other matter that may properly come to a vote at the meeting.
The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.
      If you give a proxy, you may revoke it at any time before its use, either:

(1)	by revoking it in person at the annual meeting;

(2)	by writing, delivered to us at our offices at 700 Northwest 107th Avenue, Miami, Florida 33172 before the proxy is used; or

(3)	by a later-dated proxy card delivered to us at the above noted address before the proxy is used.
Your presence at the meeting will not revoke your proxy, but if you attend the meeting and cast a ballot, that will revoke a proxy as to the matter on which the ballot is cast.
Record Date
      Only stockholders of record at the close of business on February 11, 2005 will be entitled to notice of and to vote at this annual meeting or any adjournment of the meeting. We are mailing this proxy statement and the accompanying proxy card on or about March 4, 2005 to all stockholders of record on February 11, 2005.
Shares Outstanding and Voting Rights
      On the record date, February 11, 2005, we had two classes of voting stock outstanding, Class A common stock and Class B common stock. At February 11, 2005, 122,580,196 shares of Class A common stock were outstanding and 32,685,219 shares of Class B common stock were outstanding. Each outstanding share of Class A common stock entitles the holder to one vote. Each outstanding share of Class B common stock entitles the holder to ten votes.

How to Vote
You can vote by mail, over the Internet, by telephone or in person.
      To vote by mail:

(1)	Mark, sign and date your proxy card; and
(2)	Return your proxy card in the enclosed envelope.
      To vote over the Internet:

(1)	Have your proxy card available;
(2)	Log on to the Internet and visit the website address provided on your proxy card;
(3)	Follow the instructions provided; and
(4)	Do not mail your proxy card.
      To vote by telephone:

(1)	Have your proxy card available;
(2)	Call the toll-free number listed on your proxy card;
(3)	Follow the recorded instructions; and
(4)	Do not mail your proxy card.
      To vote in person if you are a registered stockholder:

(1)	Attend our annual meeting;
(2)	Bring a valid photo identification; and
(3)	Deliver your completed proxy card or ballot in person.
      To vote in person if you hold in “street name” (through a bank or broker):

(1)	Attend our annual meeting;
(2)	Bring a valid photo identification; and
(3)	Obtain from your bank or broker a document that allows you to vote the shares held for your benefit, attach that document to your completed proxy card and deliver it in person.
      To change your vote at any time before the proxy is exercised you may:

(1)	Submit a later-dated proxy by mail;
(2)	Recast your vote via the Internet or by telephone;
(3)	Attend our annual meeting and vote in accordance with the procedures described above; or
(4)	Submit a written notice of revocation to our offices that is received before the proxy is used.
Counting Votes
      The inspectors of election appointed for the meeting will count the votes cast by proxy or in person at the annual meeting. The inspectors will count these votes to determine whether or not a quorum is present. A majority in voting power, and not less than one-third in number of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. Our 401(k) plan provides that the trustee of the 401(k) plan will vote the shares of our common stock that are not directly voted by the participants. Abstentions and broker shares that are voted as to any matter at the meeting will be included in determining if a quorum is present or represented at the annual meeting. Abstentions from voting on a proposal described in this proxy statement will not affect the outcome of the vote on that proposal.
Voting Requirements
      Each Director will be elected by a plurality of the votes cast with regard to the election of Directors by the holders of shares of our Class A and Class B common stock, voting together as a single class. A majority of the votes cast by the holders of shares of our Class A and Class B common stock, voting together as a single class, is required to approve the stockholder proposal regarding environmental matters.

Cost and Method of Solicitation
      We will bear the cost of soliciting proxies. We are soliciting proxies by mail and, in addition, our Directors, officers and employees may solicit proxies personally or by telephone. We will not reimburse any Director, officer or employee for their solicitation. We will reimburse custodians, brokerage houses, nominees and other fiduciaries for the cost of sending proxy materials to their principals.
Principal Stockholders
      The following table shows stock ownership information as of February 11, 2005 with respect to each of our stockholders who is known by us to be a beneficial owner of more than 5% of either class of our outstanding common stock.

		Amount and
		Nature of		Percent of
Name and Address of Beneficial Owner	Title of Class	Beneficial Ownership		Class(6)

Stuart A. Miller(1)	Class B Common Stock	21,313,279	(2)	65.1%
700 Northwest 107th Avenue Miami, FL 33172

Marsico Capital Management, LLC	Class A Common Stock	15,591,750	(3)	12.7%
1200 17th Street, Suite 1600 Denver, CO 80202

AXA Financial, Inc.	Class A Common Stock	9,312,251	(4)	7.6%
1290 Avenue of the Americas New York, NY 10104

Hotchkis & Wiley Capital Management, LLC	Class A Common Stock	6,130,660	(5)	5.0%
725 South Figueroa Street, 39th Floor Los Angeles, CA 90017

(1)	Mr. Miller, his brother and his sister (who is the wife of one of our Directors, Steven J. Saiontz) are trustees and beneficiaries of trusts that directly or indirectly hold the limited partner interests in two partnerships (other than minor limited partnership interests they own directly), which together own 21,204,314 of the shares of Class B Common Stock that are reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and therefore has sole power to determine how those shares will be voted. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares.
(2)	This amount includes options to purchase 29,329 shares of Class B common stock that are currently exercisable or that will become exercisable within sixty days after February 11, 2005. This amount also includes 12,600 shares of Class B common stock that are deemed to be beneficially held by Mr. Miller under our Deferred Compensation Plan as of February 11, 2005.
(3)	Based on Marsico Capital Management’s Amendment No. 3 to Schedule 13G, dated December 31, 2004.
(4)	Based on AXA Financial’s Amendment No. 1 to Schedule 13G, dated December 31, 2004.
(5)	Based on Hotchkis & Wiley Capital’s Form 13F, dated December 31, 2004.
(6)	Percent of Class is determined in accordance with Rule 13(d)-3 under the Securities Exchange Act of 1934, based on the total issued and outstanding shares of the class indicated as of February 11, 2005.

Stock Ownership of Our Management
      The following table shows stock ownership information as of February 11, 2005 for (1) each of our current Directors, (2) each of the “named executive officers” who are listed in the “Summary Compensation Table” on page 12 of this proxy statement and (3) all of our current Directors and executive officers as a group. The share amounts and ownership percentages shown for each individual in the table include (1) shares of Class A or Class B common stock that are not currently outstanding but which the individual may acquire upon exercise of options held by that individual that are currently exercisable or will become exercisable within 60 days of February 11, 2005 and (2) shares of Class A or Class B common stock that the individual is deemed to beneficially own under our Deferred Compensation Plan.

	Title of Class

	Class A Common Stock			Class B Common Stock

	Amount and			Amount and
	Nature of			Nature of
	Beneficial		Percent of	Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class	Ownership		Class

Irving Bolotin	117,991	(2)	*	19,288	(2)	*
Steven L. Gerard	8,468	(3)	*	850	(3)	*
Bruce E. Gross	252,371	(4)	*	31,945	(4)	*
Jonathan M. Jaffe	332,290	(5)	*	46,954	(5)	*
Craig M. Johnson	158,281	(6)	*	13,857	(6)	*
R. Kirk Landon	24,800	(7)	*	2,380	(7)	*
Sidney Lapidus	181,547	(8)	*	17,996	(8)	*
Stuart A. Miller(1)	931,668	(9)	*	21,313,279	(9)	65.1%
Hervé Ripault	10,000	(10)	*	900	(10)	*
Steven J. Saiontz	209,068	(11)	*	20,806	(11),(15)	*
Donna E. Shalala	5,000	(12)	*	400	(12)	*
Robert J. Strudler	145,298	(13)	*	16,728	(13)	*
Directors and Officers as a Group (17 persons)	2,381,348	(14)	1.9%	21,492,788	(14)	65.5%

*	less than 1%

(1)	Mr. Miller, his brother and his sister (who is the wife of one of our Directors, Mr. Saiontz) are trustees and beneficiaries of trusts that directly or indirectly hold the limited partner interests in two partnerships (other than minor limited partnership interests they own directly), which together own 21,204,314 of the shares of Class B common stock reflected in this table. Mr. Miller is the sole officer and the sole director of the corporation that owns the general partner interests in the partnerships and therefore has sole power to determine how those shares will be voted. Because of that, Mr. Miller is shown as the beneficial owner of the shares held by the partnerships, even though he has only a limited pecuniary interest in those shares.
(2)	Includes, respectively, options to purchase 3,000 shares of Class A and 200 shares of Class B common stock.
(3)	Includes, respectively, options to purchase 5,000 shares of Class A and 400 shares of Class B common stock.
(4)	Includes, respectively, options to purchase 90,348 shares of Class A and 8,035 shares of Class B common stock; also includes, respectively, 75,600 shares of Class A and 7,560 shares of Class B common stock available under our Deferred Compensation Plan.
(5)	Includes, respectively, options to purchase 101,644 shares of Class A and 8,664 shares of Class B common stock; also includes, respectively, 126,000 shares of Class A and 12,600 shares of Class B common stock available under our Deferred Compensation Plan.
(6)	Includes, respectively, options to purchase 6,000 shares of Class A and 600 shares of Class B common stock; also includes, respectively, 7,200 shares of Class A and 720 shares of Class B common stock available under our Deferred Compensation Plan.
(7)	Includes, respectively, options to purchase 5,000 shares of Class A and 400 shares of Class B common stock.
(8)	Includes, respectively, options to purchase 5,000 shares of Class A and 400 shares of Class B common stock.
(9)	Includes, respectively, options to purchase 333,290 shares of Class A and 29,329 shares of Class B common stock; also includes, respectively, 126,000 shares of Class A and 12,600 shares of Class B common stock available under our Deferred Compensation Plan.

(10)	Includes, respectively, options to purchase 5,000 shares of Class A and 400 shares of Class B common stock.
(11)	Includes, respectively, options to purchase 5,000 shares of Class A and 400 shares of Class B common stock.
(12)	Includes, respectively, options to purchase 5,000 shares of Class A and 400 shares of Class B common stock.
(13)	Includes, respectively, options to purchase 12,000 shares of Class A and 1,200 shares of Class B common stock; also includes, respectively, 63,000 shares of Class A and 6,300 shares of Class B common stock available under our Deferred Compensation Plan.
(14)	Includes, respectively, options to purchase 777,482 shares of Class A and 69,148 shares of Class B common stock; also includes, respectively, 485,052 shares of Class A and 48,528 shares of Class B common stock available under our Deferred Compensation Plan.
(15)	Does not include 19,800 shares of Class B common stock held by Mr. Saiontz’s wife.

     Because each outstanding share of Class B common stock is entitled to ten votes and each outstanding share of Class A common stock is entitled to one vote, as of February 11, 2005, Mr. Miller has the power to cast 213,185,878 votes, which is 47.4% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock, and all of our Directors and executive officers as a group have the power to cast 215,840,266 votes, which is 48.0% of the combined votes that can be cast by all the holders of Class A common stock and Class B common stock. These amounts do not include shares of Class A and Class B common stock that are available under our Deferred Compensation Plan for Mr. Miller or our other executive officers, as such shares are deemed to be beneficially owned by, but cannot be voted by, Mr. Miller or our other executive officers.
Our Board of Directors
      Our Board of Directors is responsible for overseeing the management of our business. We keep Directors informed of our business at meetings and through reports and analyses presented to the Board of Directors and committees of the Board. Regular communications between the Directors and management also occur apart from meetings of the Board of Directors and committees of the Board.
      Our Board of Directors currently consists of nine members and is divided equally into three classes of Directors. Each of our Directors serves for a term of three years, and the term of one class of Directors expires each year. Previously, our Board consisted of ten Directors, however on June 22, 2004, Jonathan M. Jaffe resigned his position on the Board in anticipation of his accepting the position of Chief Operating Officer of our company, effective December 1, 2004. The table below provides information about our current Directors, and following the table we provide a brief biography of each of our current Directors.

		Director	Term
Name of Director	Age	Since	Expires

Stuart A. Miller(1)	47	1990	2005
Steven J. Saiontz(1)	46	1990	2005
Robert J. Strudler(1),(2)	62	2000	2005
Steven L. Gerard	59	2000	2006
Sidney Lapidus	67	1997	2006
Hervé Ripault	64	2000	2006
Irving Bolotin	72	1974	2007
R. Kirk Landon	75	1999	2007
Donna E. Shalala	64	2001	2007

(1)	Member of our Executive Committee.

(2)	Mr. Strudler serves as the Chairman of our Board of Directors.

At our 2005 annual meeting, the persons named in the accompanying proxy will vote FOR the election of Stuart A. Miller, Steven J. Saiontz and Robert J. Strudler, each to serve as a member of our Board of Directors for a term that expires at our 2008 Annual Meeting of Stockholders.

Biographical Information about Our Directors
      Stuart A. Miller has served as a Director of our company since April 1990 and has served as our President and Chief Executive Officer since April 1997. Before that, from 1988 until 1997, Mr. Miller served as a Vice President of our company. From 1997 until 2005, Mr. Miller served as the Chairman of the Board of LNR Property Corporation, a company that invests in commercial real estate and real estate-related securities, which was a former wholly-owned subsidiary of ours that we spun-off in October 1997. Mr. Miller is the brother-in-law of Mr. Saiontz.
      Steven J. Saiontz has served as a Director of our company since April 1990. Mr. Saiontz served as the Chairman of Union Bank of Florida, a full-service retail and commercial bank, from December 2002 until February 2005. Before that, from 1997 until 2002, Mr. Saiontz served as the Chief Executive Officer of LNR Property Corporation. Mr. Saiontz is the brother-in-law of Mr. Miller.
      Robert J. Strudler has served as the Chairman of our Board of Directors since December 2004. Before that, from May 2000 until December 2004, Mr. Strudler served as the Vice Chairman of our Board of Directors and our Chief Operating Officer. Before joining us, from May 1986 until May 2000, Mr. Strudler served as Chairman and Co-Chief Executive Officer of U.S. Home Corporation, a national homebuilder that we acquired in May 2000. From 1991 to 1994, Mr. Strudler served as Chairman of the High Production Home Builders Council of the National Association of Home Builders. In 2000, Mr. Strudler was inducted into the National Association of Home Builders Hall of Fame.
      Steven L. Gerard has served as a Director of our company since May 2000. Since October 2000, Mr. Gerard has served as the Chairman and Chief Executive Officer of Century Business Services, Inc, a provider of outsourced business services to small and medium-sized companies. Before that, from July 1997 to October 2000, Mr. Gerard served as Chairman and Chief Executive Officer of Great Point Capital, Inc, an operations and financial consulting firm. Before that, from September 1992 to July 1997, Mr. Gerard served as Chairman and Chief Executive Officer of Triangle Wire & Cable, Inc., and its successor, Ocean View Capital, Inc, a manufacturer of residential, commercial and industrial wire and cable products. Mr. Gerard is also a director of Fairchild Corporation, Timco Aviation Services, Inc. and Joy Global, Inc.
      Sidney Lapidus has served as a Director of our company since April 1997. Mr. Lapidus is a Managing Director and Senior Advisor of Warburg Pincus LLC, a private equity investment firm, and has been with Warburg Pincus since 1967. Mr. Lapidus currently serves on the board of directors of Knoll, Inc., as well as a number of non-profit organizations.
      Hervé Ripault has served as a Director of our company since May 2000. Since November 1991, Mr. Ripault has been an Associate of Optigestion, a subsidiary of Banque Martin Maurel, a French fund management company. Mr. Ripault retired in October 1991 as Chairman of the Board of Delahaye-Ripault, S.A., Agent de Change, a member of the Paris Stock Exchange, Paris, France. Mr. Ripault had been associated with that firm from June 1985. Mr. Ripault was associated with Société des Maisons Phénix, a homebuilding company in France, from 1979 to 1985, during which time he was Executive Vice President-Finance.
      Irving Bolotin has served as a Director of our company since 1974. Mr. Bolotin is currently retired. From 1972 until his retirement in December 1998, Mr. Bolotin served as a Senior Vice President of our company. Mr. Bolotin also serves on the Board of Directors of Rechtien International Trucks, Inc.
      R. Kirk Landon has served as a Director of our company since January 1999. Since 1996, Mr. Landon has served as the President of The Kirk Foundation and President of The Kirk A. and Dorothy P. Landon Foundation. Since 1993, Mr. Landon has served as Chairman of Innovative Surveillance Technology, a provider of surveillance equipment. Since 2001, Mr. Landon has served as Chairman of Orange Clothing Company. From 1983 until 2004, Mr. Landon served on the Board of Trustees of Barry University.
      Dr. Donna E. Shalala has served as a Director of our company since April 2001. Since June 2001, Dr. Shalala has served as the President of the University of Miami, a private higher-education institution, as well as a Professor of Political Science. Before that, from January 1993 until January 2001, Dr. Shalala served as the U.S. Secretary of Health and Human Services. Before that, from 1987 until 1993, Dr. Shalala served as Professor of Political Science and Chancellor of the University of Wisconsin-Madison. Dr. Shalala also served as Professor of Political Science and President of Hunter College from 1980 to 1987, and as Assistant Secretary of the Department of Housing and Urban Development during the Carter administration. A distinguished political scientist, she has served widely in the areas of education, urban housing and health policy. Dr. Shalala is also a director of Gannett Co., Inc. and UnitedHealth Group and a member of the Council on Foreign Relations.
Corporate Governance
           Meeting Attendance
      Our Board of Directors normally meets quarterly, but holds additional meetings as required. During fiscal 2004, the Board of Directors met seven times. Each Director attended at least 75% of the meetings of the Board of Directors and at least 75% of the total number of meetings of each committee of the Board on which he or she was serving. All of the members of our Board attended last year’s annual meeting.
           Independent Directors
      Our Board of Directors has unanimously determined that six of our Directors, Messrs. Bolotin, Gerard, Landon, Lapidus and Ripault and Dr. Shalala, who constitute a majority of our Board of Directors, are “independent” Directors, as that term is defined in the New York Stock Exchange Corporate Governance standards. In making this determination, the Board of Directors has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent Director, that none of the independent Directors has a material relationship with us (either directly, or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us).
           Committees of the Board of Directors
      Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, an Executive Committee and an Independent Directors Committee. We provide information about each of these committees below.
           Audit Committee
      The Audit Committee consists of Messrs. Landon (Chairperson), Bolotin and Gerard. Our Board of Directors has determined that all the members of the Audit Committee are independent, and meet all other qualifications under the New York Stock Exchange Corporate Governance standards, the Sarbanes-Oxley Act and the applicable rules of the Securities and Exchange Commission. Our Board of Directors has also determined that Mr. Gerard is an audit committee financial expert, as that term is defined in Regulation S-K of the Securities and Exchange Commission. The Audit Committee met eight times and took action by unanimous written consent one time during fiscal 2004.
      Our Board of Directors has adopted a charter for the Audit Committee. A copy of Audit Committee charter is available on our website at www.lennar.com. Under its charter, the principal functions of the Audit Committee are:

(1)	overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal auditors;

(2)	preparing the report that appears in our annual meeting proxy statement; and

(3)	providing an open line of communication among our independent registered public accounting firm, our internal auditors, our management and our Board of Directors.

The Audit Committee’s responsibilities also include direct supervision of our internal auditors, selecting and determining the compensation of our independent registered public accounting firm, pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm, meeting regularly with our independent registered public accounting firm, our management and our internal auditors, reviewing any issues regarding accounting or internal control over financial reporting, including any significant deficiencies in our internal control over financial reporting reported to the Audit Committee by our Chief Executive Officer or our Chief Financial Officer, and receiving and reviewing complaints regarding accounting, internal control over financial reporting or auditing matters, including anonymous submissions by employees and others of concerns regarding questionable accounting or auditing matters.
           Compensation Committee
      The Compensation Committee consists of Messrs. Gerard (Chairperson), Bolotin and Landon. Our Board of Directors has determined that all the members of the Compensation Committee are independent under the New York Stock Exchange Corporate Governance standards. The Compensation Committee met one time and took action by unanimous written consent one time during fiscal 2004. Our Board of Directors has adopted a charter for the Compensation Committee and a copy of that charter is available on our website at www.lennar.com. Under its charter, the Compensation Committee’s principal functions are:

(1)	recommending to the full Board of Directors how our principal executive officer should be compensated;

(2)	setting compensation policies and reviewing management decisions regarding compensation of our senior executives, other than our principal executive officer; and

(3)	preparing the report that appears in our annual meeting proxy statement.
In addition, the Compensation Committee makes recommendations to the Board of Directors regarding incentive-compensation plans and equity-based plans that will apply to our senior management.
           Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee consists of Dr. Shalala (Chairperson) and Messrs. Bolotin and Ripault. Our Board of Directors has determined that all the members of the Nominating and Corporate Governance Committee are independent under the New York Stock Exchange Corporate Governance standards. The Nominating and Corporate Governance Committee took action by unanimous written consent one time during fiscal 2004. Our Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee and a copy of that charter is available on our website at www.lennar.com. Under its charter, the principal functions of the Nominating and Corporate Governance Committee are:

(1)	identifying individuals qualified to serve on the Board;

(2)	recommending the persons the Board should nominate for election at our annual meeting of stockholders;

(3)	developing and recommending to our Board corporate governance guidelines applicable to us; and

(4)	overseeing the evaluation of the Board and management.
      The Nominating and Corporate Governance Committee will review with the Board of Directors the personal characteristics and professional competencies required of Board members so they will work together as a team to oversee our strategies and operations.
      The Nominating and Corporate Governance Committee and the Board of Directors have determined that a Director should have the following characteristics, as set forth in our Corporate Governance Guidelines:

•	Ability to comprehend our strategic goals and to help guide us towards the accomplishment of those goals;

•	A history of conducting his/her own personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics;

•	Time availability for in-person participation and to be present at the annual meeting of stockholders;

•	Willingness to demand that our officers and employees insist upon honest and ethical conduct throughout the company;

•	Knowledge of, and experience with regard to at least some of: (a) real estate properties, loans and securities, including any lending and financing activities related thereto; (b) public company regulations imposed by the Securities and Exchange Commission and the New York Stock Exchange, amongst others; (c) portfolio and risk management; (d) the major geographic locations within which we operate; (e) sound business practices; and (f) accounting and financial reporting; and

•	Ability to satisfy the criteria for independence established by the Securities and Exchange Commission and the New York Stock Exchange, as they may be amended from time to time.
      The Nominating and Corporate Governance Committee will consider any candidate recommended by a stockholder, provided that the stockholder mails a recommendation to us that contains the following:

•	The recommending stockholder’s name and contact information;

•	The candidate’s name and contact information;

•	A brief description of the candidate’s background and qualifications;

•	The reasons why the recommending stockholder believes the candidate would be well suited for the Board;

•	A written statement by the candidate that the candidate is willing and able to serve on the Board;

•	A written statement by the recommending stockholder that the candidate meets the criteria established by the Board; and

•	A brief description of the recommending stockholder’s ownership of our common stock and the term during which such shares have been held.
      In making its determination whether to recommend that the Board of Directors nominate a candidate who had been recommended by a stockholder, the Nominating and Corporate Governance Committee will consider, among other things, (a) the appropriateness of adding another Director to the Board and (b) the candidate’s background and qualifications. The Nominating and Corporate Governance Committee may conduct an independent investigation of the background and qualifications of a candidate recommended by a stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee will not determine whether to recommend that the Board nominate a candidate until the Nominating and Corporate Governance Committee completes what it believes to be a reasonable investigation, even if that delays the recommendation until after it is too late for the candidate to be nominated for election at a particular meeting of stockholders. When the Nominating and Corporate Governance Committee determines not to recommend that the Board nominate a candidate recommended by a stockholder, or the Board determines to nominate or not to nominate a candidate, the Nominating and Corporate Governance Committee will notify the recommending stockholder and the candidate of the determination.
           Other Committees
      Our By-Laws provide that the Board of Directors may establish an Executive Committee, which has all authority to act on behalf of the Board of Directors, except as that power is limited by the corporate laws of the State of Delaware, where our company is incorporated, and except as our Board of Directors otherwise provides. During fiscal 2004, our Executive Committee consisted of Messrs. Miller, Saiontz and Strudler. During fiscal 2004, the Executive Committee took action by unanimous written consent 36 times.

      Our By-Laws require that an Independent Directors Committee review all ventures we enter into with LNR Property Corporation (“LNR”) and any significant transactions between LNR and us or any of our subsidiaries. Also, at the request of the full Board of Directors, the Chief Executive Officer or the Chief Financial Officer, the Independent Directors Committee may review or investigate any transaction or matter involving the company or any subsidiary of the company, whether or not the transaction or matter involves LNR. The Independent Directors Committee consists of all of our Directors who are not employees of our company, except that Mr. Saiontz has not attended meetings at which transactions with LNR are being discussed or voted with regard to those matters. Mr. Lapidus is the Chairperson of the Independent Directors Committee. The Independent Directors Committee met three times and took action by unanimous written consent three times during fiscal 2004.
           Code of Business Conduct and Ethics
      On December 16, 2004, our Board of Directors adopted a revised Code of Business Conduct and Ethics that applies to all our employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. This revised Code of Business Conduct and Ethics is attached as Annex A to this proxy statement and is available on our website at www.lennar.com. The Code of Business Conduct and Ethics is also available in print, without charge, to any stockholder who requests a copy by writing to us at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations.
           Corporate Governance Guidelines
      On February 27, 2004, our Board of Directors adopted Corporate Governance Guidelines for our company. Our Corporate Governance Guidelines are available on our website at www.lennar.com. The Corporate Governance Guidelines are also available in print, without charge, to any stockholder who requests a copy by writing to us at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations.
Director Compensation
      Directors who are not our employees are paid annual fees of $30,000 per year, payable on a quarterly basis, 50% in cash and 50% in shares of our Class A or Class B common stock, which will not be transferable (other than to a Director’s estate) until three years after the last day of the quarter in which the shares are issued, plus $2,000 for each board meeting and $1,000 for each committee meeting attended in person, other than Audit Committee meetings (but only one fee for all meetings attended on a single day) and $500 for each board meeting and $250 for each other board or committee meeting attended by conference communications equipment. Audit Committee members receive an additional $2,500 for each Audit Committee meeting attended, even if there are other meetings on the same day. A Director may elect to defer payment of fees until he or she no longer serves as a Director of our company, and may elect to receive the deferred payments in cash or in shares of our Class A common stock. During 2004, each Director who was not our employee was also granted, as of the date of our 2004 Annual Meeting of Stockholders, options to purchase 1,000 shares of our Class A common stock at a price equal to the market value of the stock on that date. The options become exercisable on the first anniversary of the grant date and will expire on the third anniversary of the grant date. Directors who are also our employees receive no additional remuneration for services as a Director.

Executive Compensation
Compensation Committee Report on Executive Compensation
      The following statement is furnished by the Compensation Committee of Lennar Corporation and is not incorporated by reference into any document that we file with the Securities and Exchange Commission.
      The Compensation Committee of the Board of Directors presents this report to describe the compensation procedures it applied with regard to the compensation of the Company’s executive officers for fiscal 2004, and the basis for the compensation of Stuart A. Miller, who served as the Company’s President and Chief Executive Officer during fiscal 2004.
      The Compensation Committee reviews the compensation of the Company’s employees whose combined salary and bonus equals or exceeds $500,000. This review includes management’s recommendations as to salary, bonus and long-term, stock-based compensation for the upcoming year. Salaries for the Company’s employees are generally determined by considering the employee’s performance and prevailing levels of compensation in areas in which a particular employee works. Bonuses for employees are generally based on bottom-line profitability, return on net assets/capital, customer satisfaction, overall company growth, corporate governance, adherence to policies and procedures and other factors that vary depending on an employee’s responsibilities. The long-term compensation structure is intended to align the performance of the Company’s employees with long-term performance for its stockholders.
      The Compensation Committee reviews in greater depth the compensation of the Chief Executive Officer and the most highly paid executive officers. This review includes proposed salaries, bonuses and long-term, stock-based compensation. In November 2002, the Compensation Committee engaged an independent consulting firm, Hewitt Associates LLC, to conduct a study of the Company’s program for compensating its senior executives, including the Chief Executive Officer. This study compared the Company’s compensation levels both with that of other members of the homebuilding industry peer group, and with that of companies with revenues similar to the Company’s. The study analyzed salaries, bonuses and long-term, stock-based compensation. In September 2003, Hewitt Associates conducted a further analysis of the Chief Executive Officer’s compensation. The Compensation Committee considered the results of these studies as part of its determination as to what it believed would be a fair compensation program in view of the Company’s earnings, returns and other corporate goals.
      At a meeting in December 2003, the Compensation Committee reviewed Mr. Miller’s compensation. The Compensation Committee discussed the contributions Mr. Miller has made as the Company’s President and Chief Executive Officer, and his expected future contributions. The Compensation Committee decided that, as in past years, Mr. Miller’s bonus should be based on a percentage of the Company’s pre-tax earnings, with the percentage depending on the Company’s return on net capital (from 0.5% if return on net capital is below 13% to a high of 1% if return on net capital equals or exceeds 20%). However, in order to reach the maximum percentage of pre-tax earnings, a specified customer satisfaction rating must be achieved. Because in 2004, the Company’s return on net capital exceeded 20% and the Company exceeded the customer satisfaction rating goal, the bonus percentage for 2004 was 1%, which is the maximum percentage that could have been achieved. This is the same percentage that was achieved in 2003. However, because the Company’s pre-tax earnings grew from $1.2 billion in 2003 to $1.5 billion in 2004, Mr. Miller’s bonus increased from $12.1 million in 2003 to $15.2 million in 2004. Mr. Miller also received stock options that reward him on the basis of the long-term benefit to the Company’s stockholders. When the Compensation Committee determined Mr. Miller’s compensation, it was aware that Mr. Miller was entitled to receive during fiscal 2004 compensation for serving as Chairman of the Board of LNR Property Corporation, a former wholly-owned subsidiary of the Company’s, which was spun-off in October 1997.
      Also at the meeting in December 2003, the Compensation Committee reviewed in detail and approved the management recommendations regarding compensation of the Company’s four most highly paid executive officers in addition to Mr. Miller. Specifically, the Compensation Committee approved the compensation of Robert J. Strudler, Jonathan M. Jaffe, Bruce E. Gross and Craig M. Johnson.

Compensation Committee:
Steven L. Gerard, Chairperson
Irving Bolotin
R. Kirk Landon

Summary Compensation Table
      The following table sets forth compensation information for each of our last three fiscal years with regard to our Chief Executive Officer and our other four most highly compensated executive officers during fiscal 2004, to whom we refer collectively as the “named executive officers” (option amounts have been adjusted to give effect to our two-for-one stock split in January 2004).

					Long-Term Compensation

					Awards			Payouts

		Annual Compensation				Securities
					Restricted	Underlying
				Other Annual	Stock	Options/		LTIP	All Other
Name and Principal Position	Year	Salary($)	Bonus(1)($)	Compensation($)	Awards($)	SARs(#)		Payouts($)	Compensation(5)($)

Stuart A. Miller	2004	1,000,000	15,190,700	—	—	400,000		—	7,500
President and Chief	2003	1,000,000	12,070,500	—	—	400,000	(2)	—	7,600
Executive Officer	2002	600,000	8,757,100	—	—	20,000	(2)	—	7,100

Robert J. Strudler(3)	2004	800,000	7,595,300	—	—	200,000		—	7,500
Chairman of our	2003	800,000	6,035,300	—	—	100,000	(2)	—	7,600
Board of Directors	2002	800,000	3,852,800	—	—	20,000	(2)	—	7,100

Jonathan M. Jaffe(4)	2004	600,000	5,012,900	—	—	150,000		—	7,500
Vice President and	2003	600,000	3,983,300	—	—	100,000	(2)	—	7,600
Chief Operating Officer	2002	500,000	3,963,900	—	—	4,000	(2)	—	7,100

Bruce E. Gross	2004	550,000	1,320,000	—	—	100,000		—	7,500
Vice President and	2003	500,000	1,200,000	—	—	100,000	(2)	—	7,600
Chief Financial Officer	2002	450,000	640,000	—	—	20,000	(2)	—	7,100

Craig M. Johnson	2004	320,000	768,000	—	—	20,000		—	7,500
Vice President	2003	305,000	654,000	—	—	60,000	(2)	—	7,600
	2002	290,000	632,800	—	—	20,000	(2)	—	7,100

(1)	Annual bonus represents amount earned during the year. Actual payments, with interest, may be made over subsequent years.
(2)	Because of a stock dividend in 2003, upon exercise of these options, holders will also be entitled to receive one share of Class B common stock for each ten shares of Class A common stock for which the options are exercised.
(3)	During 2004, Mr. Strudler served as the Vice Chairman of our Board of Directors and the Chief Operating Officer of our company. Effective December 1, 2004, Mr. Strudler resigned these positions and accepted the position of Chairman of our Board of Directors.
(4)	During 2004, Mr. Jaffe served as a Vice President and as a Director of our company. He resigned his Directorship on June 22, 2004 and accepted the position of Chief Operating Officer of our company, effective December 1, 2004.
(5)	Consists of matching payments by us under the 401(k) aspect of our Employee Stock Ownership/401(k) Plan, term life insurance premiums paid by us and long-term disability insurance premiums paid by us as follows:

				Long-Term
		401(k)	Term Life	Disability
		Match($)	Insurance($)	Insurance($)

Stuart A. Miller	2004	6,100	900	500
	2003	6,000	900	700
	2002	5,500	900	700

Robert J. Strudler	2004	6,100	900	500
	2003	6,000	900	700
	2002	5,500	900	700

Jonathan M. Jaffe	2004	6,100	900	500
	2003	6,000	900	700
	2002	5,500	900	700

Bruce E. Gross	2004	6,100	900	500
	2003	6,000	900	700
	2002	5,500	900	700

Craig M. Johnson	2004	6,100	900	500
	2003	6,000	900	700
	2002	5,500	900	700

Option/ SAR Grants In Last Fiscal Year
      The following table sets forth information about options to purchase our Class A common stock that were granted to our named executive officers during fiscal 2004 (these amounts have been adjusted to give effect to our two-for-one stock split in January 2004):

	Individual Grants

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates
	Securities	Options/SARs	Exercise		of Stock Price Appreciation
	Underlying	Granted to	or Base		for Option Term
	Options/SARs	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5%($)	10%($)

Stuart A. Miller	400,000	16.1%	46.42	12/17/2008	5,129,996	11,335,950

Robert J. Strudler	200,000	8.1%	46.42	12/17/2008	2,564,998	5,667,975

Jonathan M. Jaffe	150,000	6.1%	46.42	12/17/2008	1,923,749	4,250,981

Bruce E. Gross	100,000	4.0%	46.42	12/17/2008	1,282,499	2,833,987

Craig M. Johnson	20,000	0.8%	46.42	12/17/2008	256,500	566,797
The options reflected in the table above were granted under our 2003 Stock Option and Restricted Stock Plan. We typically grant options that vest over four years and expire five years from the date of grant.
Aggregated Option/ SAR Exercises In Last Fiscal Year and Fiscal Year-End Option/ SAR Values
      The following table sets forth information about Option/ SAR exercises during the fiscal year ended November 30, 2004 and Options/ SARs held as of the end of that year by our named executive officers:

Number of Securities
			Underlying Unexercised	Value of Unexercised In-the-
			Options/SARs at	Money Options/SARs
			Fiscal Year-End(#)	at Fiscal Year-End($)(2)
Shares
	Acquired on	Value	Exercisable(E)/	Exercisable(E)/
Name	Exercise(#)	Realized($)(1)	Unexercisable(U)	Unexercisable(U)

Stuart A. Miller
Class A Common Stock	—	—	161,290(E)/838,000(U)	4,827,969(E)/8,705,286(U)
Class B Common Stock	—	—	16,128(E)/43,800(U)	673,344(E)/1,828,650(U)

Robert J. Strudler
Class A Common Stock	—	—	32,000(E)/308,000(U)	692,270(E)/1,920,630(U)
Class B Common Stock	—	—	3,200(E)/10,800(U)	133,600(E)/450,900(U)

Jonathan M. Jaffe
Class A Common Stock	7,500	302,025	111,600(E)/368,400(U)	3,728,846(E)/6,145,374(U)
Class B Common Stock	750	31,860	11,160(E)/21,840(U)	465,930(E)/911,820(U)

Bruce E. Gross
Class A Common Stock	—	—	94,348(E)/238,000(U)	3,043,605(E)/2,996,130(U)
Class B Common Stock	—	—	9,435(E)/13,799(U)	393,903(E)/576,108(U)

Craig M. Johnson
Class A Common Stock	—	—	21,942(E)/92,600(U)	459,299(E)/1,320,067(U)
Class B Common Stock	—	—	2,194(E)/7,260(U)	91,608(E)/303,105(U)

(1)	Based upon the difference between the exercise price of the options/ SARs and the market prices of our Class A Common Stock and Class B Common Stock on the dates on which the stock options were exercised.
(2)	Based upon the difference between the exercise price of the options/ SARs and the last reported sale prices of our Class A Common Stock and Class B Common Stock on November 30, 2004.

Compensatory Plans and Arrangements
           Stock Option Plans
      The Lennar Corporation 2003 Stock Option and Restricted Stock Plan provides for the granting of Class A and Class B stock options and stock appreciation rights and awards of restricted common stock to key officers, employees and Directors. The exercise prices of stock options and stock appreciation rights may not be less than the market value of the common stock on the date of the grant. No options granted under the 2003 Plan may be exercised until at least six months after the date of the grant. Thereafter, options become exercisable in installments determined when options are granted. Each stock option and stock appreciation right will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants vest over five years from the date of issuance.
      The Lennar Corporation 2000 Stock Option and Restricted Stock Plan provided for the granting of Class A stock options and stock appreciation rights and awards of restricted common stock to key officers, employees and Directors. No options granted under the 2000 Plan may be exercised until at least six months after the date of the grant. Thereafter, options become exercisable in installments determined when options are granted. Each stock option and stock appreciation right expires on a date determined at the time of the grant, but not more than ten years after the date of the grant. Restricted stock grants vest over five years from the date of issuance.
      The Lennar Corporation 1997 Stock Option Plan provided for the granting of Class A stock options and stock appreciation rights to key employees of the company to purchase shares at prices not less than the market value of the common stock on the date of the grant. No options granted under the 1997 Plan may be exercised until at least six months after the date of the grant. Thereafter, exercises are permitted in installments determined when options are granted. Each stock option and stock appreciation right granted will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.
      The Lennar Corporation 1991 Stock Option Plan provided for the granting of Class A stock options to key employees of the company to purchase shares at prices not less than the market value of the common stock on the date of the grant. No options granted under the 1991 Plan may be exercised until at least six months after the date of the grant. Thereafter, exercises are permitted in installments determined when options are granted. Each stock option granted will expire on a date determined at the time of the grant, but not more than ten years after the date of the grant.
           Deferred Compensation Plan
      Under our Deferred Compensation Plan, a member of senior management can defer cash compensation or return to us restricted shares before they vest and receive in exchange our agreement to (1) pay at a later date the amount of cash compensation deferred, plus a return on the cash compensation based on hypothetical investments selected by the person or (2) issue shares of Class A or Class B common stock equal to the number of shares of restricted stock that are returned.

Compensation Committee Interlocks And Insider Participation
      During fiscal 2004, Messrs. Bolotin, Gerard and Landon served on our Compensation Committee. Mr. Bolotin, who was elected to the Compensation Committee in January 2002, was our Senior Vice President from 1972 until his retirement in December 1998. During fiscal 2004, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our Board of Directors or on our Compensation Committee.
Performance Graph
      The following graph compares the five-year cumulative total return of our Class A common stock with the Dow Jones U.S. Total Market Index and the Dow Jones Home Construction Index. The graph assumes $100 invested on November 30, 1999 in our Class A common stock, the Dow Jones U.S. Total Market Index and the Dow Jones Home Construction Index, and the reinvestment of all dividends. Because our Class B common stock began trading on the New York Stock Exchange in April 2003, our returns for our fiscal years ended November 30, 2004 and 2003 are based on the sale price of one share of our Class A common stock and one-tenth of the sale price of a share of our Class B common stock.
Comparison of Five Year Cumulative Total Return
Fiscal Year Ended November 30
(1999=$100)
Compliance with Section 16(a) of the Exchange Act
      Section 16(a) of the Securities Exchange Act of 1934 requires directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. They are required to furnish us with copies of the forms they file pursuant to Section 16(a). Based on our review of the copies of forms we have received, we believe that our Directors, officers and greater than 10% beneficial owners made all required filings on a timely basis.

Related Party Transactions — Transactions with LNR Property Corporation
      In connection with the 1997 transfer of our commercial real estate investment and management business to LNR Property Corporation, and the spin-off of LNR to our stockholders, we entered into an agreement which, among other things, prevented us, in some circumstances, from engaging through December 2002 in any of the businesses in which LNR was engaged, or anticipated becoming engaged, at the time of the spin-off, and prohibited LNR from engaging, at least through December 2002, in any of the businesses in which we were engaged, or anticipated becoming engaged, at the time of the spin-off (except in limited instances in which our then activities or anticipated activities overlapped with LNR). In August 2003, this agreement was extended through November 30, 2005. Currently, we do not intend to become involved in the types of activities in which LNR primarily engages (primarily related to commercial real estate, commercial mortgage loans and investments in commercial mortgage-backed securities). Further, the agreement delineating activities in which we could engage from those in which LNR could engage has helped the two companies work cooperatively in partnerships and other joint endeavors.
      In January 2004, a company of which we and LNR each owns 50% acquired The Newhall Land and Farming Company for approximately $1 billion. The purchase price was paid with (1) approximately $200 million we contributed to the jointly-owned company, (2) approximately $200 million contributed by LNR to the jointly-owned company, (3) a $400 million term loan borrowed under $600 million of bank financing obtained by the jointly-owned company and another company of which we and LNR each owns 50% and (4) approximately $217 million from the proceeds of a sale by Newhall of income-producing properties to LNR. Newhall owns approximately 48,000 acres in California, including approximately 34,000 acres in north Los Angeles County that includes two master-planned communities. In connection with the acquisition, we agreed to purchase 687 homesites, and received options to purchase an additional 623 homesites, from Newhall.
      In February 2005, LNR Property Holdings Ltd. (“LNR Holdings”), an unrelated entity that was formerly known as Riley Property Holdings LLC, acquired LNR. Under the terms of an agreement made in connection with the acquisition of LNR by LNR Holdings, a family limited partnership, which is controlled by Stuart Miller, acquired a 20.4% interest (on a fully diluted basis) in LNR Holdings. Prior to the transaction, that family limited partnership had voting control of LNR, and Mr. Miller served as LNR’s Chairman of the Board of Directors. Since LNR was spun off in 1997, we have had no financial interest in LNR, but have had an interest in a number of unconsolidated entities in which we and LNR both have had investments. Because of our prior relationship with LNR and Mr. Miller’s prior interest in LNR, an Independent Directors Committee of our Board reviews all ventures we enter into with LNR and any significant transactions we or our subsidiaries engage in with LNR or entities in which LNR has an interest. During our fiscal year ended November 30, 2004, we paid $88.8 million to purchase properties from entities we owned jointly with LNR, and we were paid management fees and general contractor fees totaling $10.9 million by entities we owned jointly with LNR.

Independent Registered Public Accounting Firm
      Deloitte & Touche LLP audited our financial statements for the year ended November 30, 2004. Deloitte & Touche has been our independent registered public accounting firm since our fiscal year 1994. We expect representatives of Deloitte & Touche to be present at our 2005 Annual Meeting of Stockholders. These representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
Audit Fees
      The fees billed by Deloitte & Touche for various types of professional services and related expenses during the years ended November 30, 2004 and 2003 were as follows:

	Fees during the year ended	Fees during the year ended
Type of Services	November 30, 2004	November 30, 2003

Fees for audit services	$2,275,000	$1,079,000

Fees for audit-related services	$184,000	$193,000

Fees for tax services	$3,229,000	$1,745,000

Fees for all other services	—	—

Total	$5,688,000	$3,017,000

Audit services include the audit of our annual financial statements, reviews of our quarterly financial information and consents and comfort letters related to our issuances of debt securities. For fiscal 2004, audit services also include $1.2 million in fees for audit services related to our compliance with Section 404 of the Sarbanes-Oxley Act regarding our internal control over financial reporting. Audit-related services include the audits of our employee benefit plans, assistance in understanding and applying financial accounting and reporting standards, accounting assistance with proposed transactions and other services related to our compliance with Section 404 of the Sarbanes-Oxley Act. Tax services are primarily tax planning, tax compliance services and tax return preparation.
Audit Services Pre-Approval Policy
      The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services (including providing comfort letters in connection with securities offerings) and non-audit services (including tax services) provided to us or our subsidiaries by our independent registered public accounting firm, except for non-audit services covered by the de minimus exception in Section 10A of the Securities Exchange Act of 1934. During fiscal 2004, the Audit Committee pre-approved all services provided by Deloitte & Touche.
Auditor Independence
      Our Audit Committee has been informed of the types of services that Deloitte & Touche has provided to us and has determined that Deloitte & Touche providing those services to us is compatible with Deloitte & Touche maintaining its independence from us.

Report of the Audit Committee
      The following statement is furnished by the Audit Committee of Lennar Corporation and is not incorporated by reference into any document that we file with the Securities and Exchange Commission.
      Management has the primary responsibility for producing the Company’s financial statements and for implementing the Company’s financial reporting process, including the Company’s system of internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board of Directors in its oversight of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s audited financial statements for the year ended November 30, 2004 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
      During the course of fiscal 2004, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Deloitte & Touche LLP at each Audit Committee meeting. At the conclusion of the process, the Audit Committee reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2004, filed with the Securities and Exchange Commission, as well as Deloitte & Touche LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of: (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2005.
      The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Deloitte & Touche LLP the firm’s independence. The Audit Committee has also considered whether the providing of audit-related and other non-audit services by Deloitte & Touche LLP to the Company is compatible with maintaining the firm’s independence.
      The Audit Committee has evaluated the independent registered public accounting firm’s role in performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and applicable professional and firm auditing standards, including quality control standards. The Audit Committee has received assurances from the independent registered public accounting firm that the audit was subject to its quality control system for its accounting and auditing practice in the United States. The independent registered public accounting firm has further assured the Audit Committee that its engagement was conducted in compliance with professional standards and that there was appropriate continuity of personnel working on the audit and availability of national office consultation to conduct the relevant portions of the audit.
      Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors and the Company’s management that the audited financial statements be included in the Annual Report on Form 10-K for the Company’s fiscal year ended November 30, 2004 that was filed with the Securities and Exchange Commission. By recommending to the Board of Directors and the Company’s management that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee:
R. Kirk Landon, Chairperson
Irving Bolotin
Steven L. Gerard

Proposal 1 — Election of Directors
      Our Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, has designated the persons named below as nominees for election as Directors, for a term expiring at our 2008 Annual Meeting of Stockholders. All nominees are currently serving as Directors of our company. Each Director is elected by a plurality of the votes cast with regard to the election of Directors. The persons named in the enclosed proxy will vote the proxies they receive for the election of the nominees named below, unless a particular proxy card withholds authorization to do so or provides contrary instructions. Each of the nominees has indicated that he is willing and able to serve as a Director. If, before the Annual Meeting, any nominee becomes unable to serve, an event that is not anticipated by the Board of Directors, the proxies will be voted for the election of whomever the Board of Directors may designate. Beginning on page 6 of this document, we provide biographical information about each of these nominees for Director under the heading “Biographical Information about Our Directors.”

Nominees For Director:
Stuart A. Miller
Steven J. Saiontz
Robert J. Strudler
* * * *
      Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.
Proposal 2 — Stockholder Proposal Regarding Environmental Matters
      This proposal is sponsored by the Nathan Cummings Foundation. Their address and number of voting securities held will be provided to any stockholder upon oral or written request. Lennar Corporation is not responsible for the content of this stockholder proposal.
The Stockholder Proposal
WHEREAS:
      Climate change is increasingly recognized as a serious environmental issue. Concerns about greenhouse (GHG) emissions and dependency on fossil fuels are leading to increasing interest in energy efficiency. This is particularly relevant for companies engaged in building homes. According to the Environmental Protection Agency (EPA), the energy used in homes accounts for more than 20% of all U.S. GHG emissions, with the average home emitting more pollutants than the average car.
      Although the United States has not ratified the Kyoto Treaty, at least half of U.S. states are addressing global warming through legislation, lawsuits or programs to reduce GHG emissions. Climate change and its implications for long-term shareholder value are also the focus of increasing investor attention. In 2003 investors representing over $10 trillion in assets signed on to the Carbon Disclosure Project asking companies to disclose emissions data and efforts to reduce them.
      The EPA encourages companies to reduce GHG emissions and conserve energy through what is now a voluntary program, ENERGY STAR. In 1999 it introduced its national energy performance rating systems for buildings. The program provides assessment tools to help homeowners and building managers achieve greater energy efficiency and realize associated cost savings. By the end of 2002, approximately 1,100 buildings nationwide had earned the ENERGY STAR label. As a group, these buildings use 40% less energy than the average building in the United States.
      Because using energy more efficiently avoids emissions from power plants, avoids the need for new power plants and reduces energy bills, sizable benefits can accrue. The EPA estimates that during 2002 efforts under the program saved enough energy to power 20 million homes and avoid GHG emissions equivalent to those produced by roughly 18 million cars. Approximately half of these energy savings were from private homes.
      The EPA estimates that a home fully equipped with ENERGY STAR qualifying products will operate on about 30% less energy than a house equipped with standard products, saving the typical homeowner about $400 each year. Also, homes built to ENERGY STAR standards are 30 percent more energy efficient than homes built to the Model Energy Code.
      We believe taking action to improve energy efficiency can result in financial and competitive advantages to the company. Conversely, inaction or opposition to emissions reduction and energy efficiency efforts could expose the company to regulatory and litigation risk, and reputation damage.
RESOLVED:
      The shareholders request that a committee of independent directors of the Board assess how the company is responding to rising regulatory, competitive, and public pressure to increase energy efficiency and reduce greenhouse gas emissions and report to shareholders (at reasonable cost and omitting proprietary information) by September 1, 2005.
Lennar’s Response
      The resolution contained in the proposal asks that an independent committee of Lennar’s Board of Directors assess “how the company is responding to rising regulatory, competitive, and public pressure to increase energy efficiency and reduce greenhouse gas emissions” and report its findings to the stockholders.
      While we share the environmental and stockholder value concerns underlying the proposal, we disagree with the stockholder as to the best way in which the company can address these concerns. Our Audit Committee has the responsibility of reviewing our compliance with applicable laws and regulations regarding these matters. Furthermore, our Audit Committee will consider, at its next regular meeting, the steps that our company may take to address pro-actively, and in a manner that is most consistent with the company’s goal of improving stockholder value, not only these specific environmental concerns, but also other environmental issues that may impact our business as well as stockholder value.
      Our Board of Directors believes that it would be inappropriate to adopt a policy that neither the Board nor management has determined would address the company’s environmental concerns, while improving stockholder value. Therefore, the Board of Directors unanimously recommends that you vote against this proposal.
* * * *
      Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal regarding environmental matters. Proxies executed and returned will be so voted unless contrary instructions are indicated on the proxy.
Other Matters
      Our management does not know of any matters other than those described in this proxy statement that will be presented to the stockholders for a vote at the annual meeting. If any other matters properly come before the annual meeting, or any adjournments of the annual meeting, the persons voting the management proxies will vote them in accordance with their best judgment.
      Our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for our fiscal year ended November 30, 2004, is being mailed to our stockholders with this proxy statement. A copy of our Annual Report on Form 10-K may be obtained, without charge, by writing to us at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172, Attention: Investor Relations, or by visiting our website at www.lennar.com.

Stockholder Proposals and Nominations for Director
      Any stockholder who wishes to present a proposal for action at our next annual meeting of stockholders or wishes to nominate a director candidate for our Board of Directors, must submit such proposal or nomination in writing to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. Stockholder nominations for Director should comply with the information requirements as set forth in our Corporate Governance Guidelines. Stockholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2006 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Office of the General Counsel at the above address no later than November 4, 2005.
Stockholder Communication with the Board of Directors
      Any stockholder who wishes to communicate with the Board of Directors, a committee of the Board, the independent Directors as a group or any member of the Board, may send correspondence to the Office of the General Counsel at Lennar Corporation, 700 Northwest 107th Avenue, Miami, Florida 33172. The General Counsel will compile and submit on a periodic basis all stockholder correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the independent Directors as a group or an individual member.
      As set forth in our Code of Business Conduct and Ethics, we require our employees to maintain the highest level of integrity in their dealings on behalf of our company and its subsidiaries. We are dedicated to the utmost ethical standards and through our corporate charters and guidelines, we remain committed and accountable to our stockholders, employees, customers and the communities in which we operate. Concerns or complaints regarding financial, accounting, auditing, code of conduct and related matters can be submitted confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

Email:	auditcommittee@lennar.com

Phone:	1-800-503-1531

Address:	Audit Committee of the Board of Directors of Lennar Corporation Attention: Chairman 255 Alhambra Circle, Suite 820 Coral Gables, FL 33134

      Concerns about (a) our operations, (b) our financial reporting, (c) our business integrity, or (d) any other matter related to our company, can be submitted confidentially and anonymously to the non-management directors of our Board of Directors in the following manner:

Email:	feedback@lennar.com

Phone:	1-800-503-1534

Annex A
CODE OF BUSINESS CONDUCT AND ETHICS
Purpose and Scope
Since its founding, Lennar Corporation (Lennar) has required that all its associates maintain the highest level of integrity in their dealings on behalf of the Company (i.e., Lennar and its subsidiaries), in their dealings with the Company, and in everything affecting the Company’s relationships with its banks, with its security holders and with others with whom the Company does business. The Company believes the high level of integrity with which it conducts its affairs has been a major factor in the Company’s success.
This Code of Business Conduct and Ethics (“Code”) is intended to document the principles of conduct and ethics to be followed by the Company’s associates, officers, and directors, including its principal executive officer, its principal financial officer and its principal accounting officer. Its purpose is to:

•	Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

•	Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Promote the prompt internal reporting to an appropriate person or committee of violations of this Code;

•	Promote accountability for adherence to this Code;

•	Provide guidance to associates, officers, and directors to help them recognize and deal with ethical issues;

•	Provide mechanisms to report unethical conduct; and

•	Help foster the Company’s longstanding culture of honesty and accountability.

The Company will expect all its associates, officers, and directors to comply at all times with the principles in this Code. Violations of this Code by an associate or officer or director are grounds for disciplinary action up to and including immediate termination of employment and forfeiture of any earned or unearned bonus and possible legal prosecution.
Fair Dealing

•	Each associate and officer will at all times deal fairly with the Company’s customers, subcontractors, suppliers, competitors and associates. While we expect our associates to try hard to advance the interests of the Company, we expect them to do so in a manner that is consistent with the highest standards of integrity and ethical dealing.

•	No associate or officer is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.
Compliance with Laws, Rules and Regulations (Including Insider Trading Laws)

•	Associates, officers, and directors are expected to comply at all times with all applicable laws, rules and regulations.

•	The Company’s policies prohibit bribery or kickbacks of any kind to and from anyone in the conduct of our business. Federal law, as well as the laws of most states, prohibit engaging in “commercial bribery.” Commercial bribery involves conferring or agreeing to confer anything of value upon any employee, agent or fiduciary of a vendor, supplier, contractor, competitor or governmental agency (each, an “Employer”) without the consent of the Employer that adversely influences the business, affairs or operations of the Employer. Commercial bribery also involves soliciting, demanding or agreeing to accept anything of value from anyone intending to adversely influence or be rewarded in connection with the business, affairs or operations of the Company.

•	Associates, officers, and directors are required to comply with the Company’s policies regarding non-public Information in sections 5.2 and 5.16 of the Associate Reference Guide, and with all other policies applicable to them that are adopted by the Company from time to time.

•	Associates, officers, and directors must cooperate fully with the people responsible for preparing reports filed with the Securities and Exchange Commission and all other materials that are made available to the investing public to make sure those people are aware in a timely manner of all information that might have to be disclosed in those reports or other materials or that might affect the way in which information is disclosed in them.
Conflicts of Interest

•	Definition: A “conflict of interest” occurs when an individual’s private interest is different from the interests of the Company as a whole. Conflict situations include:

(1) Action or Inaction: When an associate, officer, or director, or a member of his or her family, will benefit personally from something the associate, officer, or director does or fails to do that is not in the best interests of the Company,

(2) Objectivity: When an associate, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively,

(3) Personal Benefits: When an associate, officer or director, or a member of his or her family, receives personal benefits from somebody other than the Company as a result of his or her position in the Company which are not generally available to all the Company’s associates, or at least to all associates in the same area of work or the same geographic area. Loans to, or guarantees of obligations of, associates, officers, or directors by persons with whom the Company does business are of special concern. Loans to any officer or director by persons with whom the Company does business require specific approval of the Conflicts Committee, and

(4) Competing Activities: When an associate, officer, or director engages in any activity that is competitive with the business activities and operations conducted from time to time by the Company. Any ownership interest, whether active or passive, in any other homebuilder, land developer, or mortgage lender or title company would be considered a competitive activity, other than investments in publicly traded securities that are listed on a recognized securities exchange or securities quotation system not exceeding one (1) percent of the outstanding securities of a class or series.

•	Specific Situations: The following rules apply to specific situations that involve, or may involve, conflicts of interest:

(1) Real Estate Investments: An associate, officer, or director may make real estate investments in noncompetitive activities, including investments in raw land and income producing properties, if the involvement of the associate, officer, or director does not require active participation in planning or zoning changes, processing government approvals, or other development work with respect to the raw land, and as long as such activities in general do not in any way interfere with the associate’s, officer’s, or director’s duties owed to the Company.

Notwithstanding the foregoing, no associate, officer, or director may acquire a direct or indirect interest in raw land (except land upon which to construct a personal residence) (a) within a twenty-

five (25) mile radius of a present or proposed community of the Company, without the prior written consent of the applicable one of the Conflicts Committee or the Audit Committee of Lennar’s Board. Such written notice shall include giving Lennar the opportunity to acquire such land on the same terms and conditions as those on which such associate, officer, or director proposes to acquire the land. Any such offer must be delivered in writing to the Conflicts Committee, which will forward it to the Asset Management Committee. If the Company does not accept an offer within ten days after the written offer is delivered to the Conflicts Committee, Lennar will be deemed to have waived its right to acquire the land, and the associate, officer, or director may, within six months after the end of the ten day period, acquire the land on terms no more favorable to the purchaser than those stated in the written offer delivered to the Conflicts Committee.

(2) Transactions with the Company: No associate, officer, or director, or member of the immediate family (defined below) of an associate, officer, or director, may sell, lease or buy any kind of property, facility, equipment or service directly or indirectly from or to the Company other than on market terms or under policies, such as policies regarding home purchase prices or favorable financing terms, available to all associates at a similar employment level. Any exceptions to this policy must have written approval of the Conflicts Committee. All processing and execution of sales contracts and closing statements related to home or homesite sales to associates must be handled by the President of the Division where the home or homesite is located, with approval by the appropriate Regional President.

No associate of the Company shall act as a general contractor for construction of his or her personal residence or as a general contractor for any construction other than for the Company. An unpaid leave of absence will be considered on a case-by-case basis by the appropriate Regional President for an associate desiring to act as a general contractor for the construction of his or her personal residence.

Associates, officers, or directors that utilize subcontractors or vendors with which the Company does business to perform maintenance and repair to their personal residences will pay for these services at a rate that is available to all associates in the applicable geographic area.

(3) Other Business Activities: No full-time associate will engage in any part-time employment, business consulting arrangements or other business activities without written approval from (a) the Conflicts Committee, if such associate is an officer, (b) from the CEO or COO if a Regional or Division President, or (c) from the applicable Division President, corporate officer, or comparable Lennar Financial Services position, if not an officer, Regional or Division President.

New home consultants may not receive commissions on any real estate sales made outside the Company during their employment with the Company, unless specifically approved by the appropriate Division President. No associate is permitted to conduct non-Company business of any kind from any Company location, including, without limitation, Welcome Home Centers.

(4) Gifts, etc.: No associate, officer, or director may accept any gift, favor, or personal incentive, including vacations, excursions, etc., other than those of a noncash nature in accordance with customary business practices as described below, from a current or prospective vendor, supplier, contractor or customer or other person with which the Company does business. Associates, officers and directors are also prohibited from giving any gifts, favors or personal incentives, other than those of a noncash nature in accordance with customary business practices as described below, to any current or prospective vendor, supplier, contractor or customer or other person with which the Company does business. Any exceptions to the foregoing, such as golfing, fishing, or hunting trips, etc., of no more than two working days’ duration, which are not unreasonable or non-customary in cost or scope, and tickets to spectator events, may be permitted, but only if, in each instance, such trip or spectator event is disclosed to and approved in writing by (a) the Conflicts Committee, if such associate is an officer, regional president, or division president, or (b) the appropriate division president, corporate officer, or comparable Lennar Financial Services associate, if such associate is not an officer, regional president or division president. However, in all events these gifts should be given or received infrequently and their value should be modest.

The term “customary business practices” is meant to include business-related gifts such as meals and other modestly priced or valued (no more than $100.00) tokens of goodwill. Cash or its equivalents may never be offered or accepted. Further, no associate, officer, or director may solicit or accept or give any money, gift, favor, service or other tangible or intangible benefit or service from or to any associate of the Company or any current or prospective vendor, supplier, contractor or customer or other person with which the Company does business, even if it is otherwise permitted by this Code, in exchange for anything involving the performance of the person’s responsibilities on behalf of the Company or a third party, or under circumstances that might impair that person’s judgment as to what is in the best interests of the Company or a third party, as applicable, or is intended in any way to improperly influence that person.

(5) Transactions with Family Members: Where an immediate family member (parent, parent-in-law, spouse, child, or son or daughter-in-law, or any other adult relative living in the same household) of any associate, officer, or director is involved in a transaction with the Company, all payments, commissions, fees, or other remuneration to such family member must be disclosed to and approved in advance by the Conflicts Committee.

•	Avoidance: Associates, officers, and directors must do everything they reasonably can to avoid conflicts of interest or actions or relationships that give the appearance of conflicts of interest.

•	Reporting: If a situation that creates a conflict of interest or the appearance of a conflict of interest arises, the person involved must promptly report it (1) if the person involved is a director or the principal executive officer of Lennar, to the Audit Committee of Lennar’s Board of Directors and (2) if the person involved is someone other than a director or the principal executive officer of Lennar, to the Conflicts Committee. If an associate, officer, or director becomes aware of a situation that he or she believes involves a conflict of interest by another associate, officer, or director, the person who becomes aware of the situation must promptly report it to (a) the Conflicts Committee, (b) the General Counsel of Lennar or (c) the Division President or Financial Services equivalent within which the particular associate or officer works. Any report of a situation that is made to the general counsel or to the Division President or Lennar Financial Services equivalent will be passed on to the applicable one of the Conflicts Committee or the Audit Committee of Lennar’s Board of Directors. When there is any question of whether a conflict of interest is present and should be disclosed, all associates, officers, and directors should resolve any doubt in favor of full disclosure.

•	Exceptions: The Company recognizes that the foregoing procedures may not give due respect to the specifics of a particular situation. In the event a situation arises in which an associate, officer, or director believes the foregoing procedures should not be applied, the associate, officer, or director should seek the advice, in writing, of the Conflicts Committee.

•	Remedial Actions: In any instance in which an associate, officer, or director becomes involved in a situation that involves a conflict or interest, or an appearance of one, he or she must work with the applicable one of the Conflicts Committee or the Audit Committee of Lennar’s Board to devise an arrangement by which (1) that committee (or its designee) will monitor the situation which creates, or gives the appearance of creating, a conflict of interest, (2) the associate, officer, or director who has a conflict of interest will, to the fullest extent possible, be kept out of any decisions that might be affected by the conflict of interest, (3) it is ensured that the associate, officer, or director who has a conflict of interest will not profit personally from the situation that causes the conflict of interest, and (4) every reasonable effort will be made to eliminate the conflict of interest as promptly as possible.
Conflicts Committee
The Conflicts Committee shall consist of Robert Strudler, Bruce Gross and Frank Matthews or their duly appointed successors as Chairman of the Board of Directors, Chief Financial Officer and Director of Human Resources. No Conflicts Committee member may pass judgment on a possible conflict of interest or appearance of conflict involving that member.

The Conflicts Committee shall keep written records of all findings and matters brought before it. A quorum of at least two Conflicts Committee members is required in order for the Conflicts Committee to take formal action.
Corporate Opportunities

•	No associate, officer, or director, will:

1) take for himself or herself personally any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;

2) make it possible for somebody other than the Company to take advantage of an opportunity in any of the Company’s areas of business of which the associate, officer, or director becomes aware in the course of his or her activities on behalf of the Company, unless the Company has expressly decided not to attempt to take advantage of the opportunity;

3) otherwise use corporate property, information, or position for personal gain; or

4) compete with the Company generally or with regard to specific transactions or opportunities.

•	Associates, officers, and directors owe a duty to the Company to advance the Company’s legitimate interests whenever the opportunity to do so arises.
Confidentiality

•	Associates, officers, and directors must maintain the confidentiality of all information entrusted to them by the Company or its customers that is treated by the Company or its customers as confidential, except when disclosure is authorized by the Company or legally mandated.

•	Confidential information includes all information that may be of use to the Company’s competitors, or that could be harmful to the Company or its customers, if disclosed.

•	Associates, officers, and directors must comply with all confidentiality policies adopted by the Company from time to time and with confidentiality provisions in agreements to which they or the Company are parties.
Protection and Proper Use of Company Assets

•	Associates, officers, and directors must do all reasonable things in their power to protect the Company’s assets and ensure their efficient use by the Company.

•	Associates, officers, and directors will use the Company’s assets only for the Company’s legitimate business purposes.
Change in or Waiver of the Code

•	Any waiver of any provision of this Code must be approved:

•	With regard to any director, the principal executive officer of Lennar or a member of the Conflicts Committee, by the Board of Directors (but without the involvement of any director who will be personally affected by the waiver) or by a committee consisting entirely of directors who will not be personally affected by the waiver.

•	With regard to any other associate or officer, by the Conflicts Committee.

•	No waiver of any provision of this Code with regard to a director or officer will be effective until that waiver has been reported to the person responsible for the preparation and filing of the Company’s reports on Form 8-K (or any successor to that form) in sufficient detail to enable that person to prepare a report on Form 8-K containing any required disclosure with regard to the waiver.

•	Lennar will disclose any change in this Code or any waiver of this Code in a filing with the Securities and Exchange Commission, or in another manner that complies with applicable Securities and Exchange Commission rules, and Lennar will make any other disclosures of changes in, or waivers of, this Code, that are required by law or by the rules of any securities exchange or securities quotation system on which the Company’s securities are listed or quoted.
Compliance

•	Associates, officers, and directors must report promptly any violations of this Code of which they become aware (including any violations of the requirement of compliance with law) to the person to whom conflicts of interest involving the person who violated this Code would be reported as described under “Conflicts of Interest — Reporting.” In addition, associates may report any violation of this Code to the Chairman of the Audit Committee of Lennar’s Board. Failure to report a violation can lead to disciplinary action against the person who failed to report the violation which may be as severe as the disciplinary action against the person who committed the violation.

•	The identity of the associate who reports a possible violation of this Code by another associate will be kept confidential, except to the extent the associate who reports the possible violation consents to be identified or the identification of that associate is required by law.

•	Possible violations of this Code may be reported orally or in writing and may be reported anonymously.

•	Additionally, concerns or complaints regarding financial, accounting, auditing, this Code and related matters can be submitted confidentially and anonymously to the Audit Committee of our Board of Directors in the following manner:

Email:	auditcommittee@lennar.com

Phone:	1-800-503-1531

Address:	Audit Committee of the Board of Directors of Lennar Corporation, Attn: Chairman 255 Alhambra Circle, Suite 820 Coral Gables, FL 33134

Concerns about (a) the Company’s operations, (b) the Company’s financial reporting, (c) the Company’s business integrity, or (d) any other matter related to the Company, can be submitted confidentially and anonymously to the non-management directors of our Board of Directors in the following manner:

Email:	feedback@lennar.com

Phone:	1-800-503-1534

•	The Company will not allow retaliation for reports of possible violations of this Code made in good faith.

•	All Associates must comply with the Company’s policies prohibiting harassment and discrimination in employment, including all policies and procedures found in the Company’s Associate Reference Guide.
Terms used in this Code

•	Any reference in this Code to the Company or to an associate of the Company is to Lennar Corporation and all its subsidiaries or to an associate employed by Lennar Corporation or any of its subsidiaries.

•	Any reference in this Code to a director or officer of the Company is to a director or officer of Lennar Corporation. It does not refer to a person who is an officer of a subsidiary unless the person is regularly involved in setting policy for Lennar Corporation and its subsidiaries, and therefore in fact functions as an officer of Lennar Corporation. For the purposes of this Code, a person who is employed by the Company and serves as an officer of a subsidiary will be treated as an associate, but not an officer, of the Company.

DETACH HERE

Proxy for 2005 Annual Meeting of Stockholders
This Proxy is Solicited on Behalf of the Board of Directors of Lennar Corporation

     By signing this proxy, the undersigned stockholder of Lennar Corporation appoints Stuart A. Miller, Bruce E. Gross and Waynewright Malcolm, or any one or more of them present, with full power of substitution, as attorneys and proxies of the undersigned stockholder, to appear at the 2005 Annual Meeting of Stockholders of LENNAR CORPORATION, to be held at Lennar Corporation, 700 Northwest 107th Avenue, Second Floor, Miami, Florida at 11:00 a.m. Eastern Time on Tuesday, March 29, 2005, and at any and all adjournments of that meeting, and to act for the stockholder and vote all shares of Class A common stock (LEN) and Class B common stock (LEN.B) of LENNAR CORPORATION standing in the name of the stockholder, with all the powers the stockholder would possess if personally present at the meeting, as follows on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of all nominees for Director, AGAINST Proposal #2 set forth on the other side of this proxy, and in the best judgment of the proxies named herein as to any other matter that may properly come to a vote at the annual meeting.

     The undersigned hereby acknowledges receipt of the Notice of the 2005 Annual Meeting of Stockholders, the Proxy Statement and the Lennar Corporation 2004 Annual Report.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

LENNAR CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694
Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/lennar	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your proxy card.

DETACH HERE	ZLNA81

☒	Please mark votes as in this example.	# LNA

				FOR	AGAINST	ABSTAIN
1.	Election of Directors: Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named below. Proxies executed and returned will be so voted unless contrary instructions are indicated on this proxy.		2.
Stockholder Proposal Regarding Environmental Matters: Our Board of Directors unanimously recommends a vote AGAINST the stockholder proposal regarding environmental matters. Proxies executed and returned will be so voted unless contrary instructions are indicated on this proxy.
				☐	☐	☐
	Nominees:	(01) Stuart A. Miller, (02) Steven J. Saiontz (03) Robert J. Strudler	3.	The proxies named herein are authorized to vote in their best judgment with regard to any other matter that may properly come to a vote at the annual meeting.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐

For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears at left.

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Signature:	Date:	Signature:	Date: